Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement of Ocean Power Technologies, Inc. on Form S-3 (No. 333-273044) to be filed on or about September 21, 2023 of our report dated July 28, 2023, on our audits of the consolidated financial statements as of April 30, 2023 and 2022 and for each of the years then ended, which report was included in the Annual Report on Form 10-K, and as amended on Form 10-K/A filed on August 28, 2023. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

September 21, 2023